COMDIAL CORPORATION AND SUBSIDIARIES
                                                  Exhibit 11

Statement re Computation of Per Share Earnings

                                           Three Months Ended
                                          March 30,    March 31,
                                           1997         1996
PRIMARY
Net income applicable to
   common shares:                          $671,000   $1,185,000

Weighted average number of common
  shares outstanding during the
   period                                 8,581,572    8,191,299
Add - common equivalent shares
     (determined using the "treasury
      stock" method) representing
    shares issuable upon exercise of:
    Stock options                           129,642      137,951
Weighted average number of shares used
  in calculation of primary earnings
  per common share                        8,711,214    8,329,250

Earnings per common share:
    Net income                                $0.08        $0.14

FULLY DILUTED

Net income applicable to common shares     $671,000   $1,185,000
Adjustments for convertible securities:
Weighted average number of shares used in
  calculation of primary earnings per
  common share                            8,711,214    8,329,250
Add (deduct) incremental shares representing:
  Shares issuable upon exercise of stock options
   included in primary calculation         (129,642)    (137,951)
   Shares issuable based on period-end
     market price or weighted average price:
     Stock options                          127,608      124,342
Weighted average number of shares used
  in calculation of fully diluted earnings
   per common share                       8,709,180    8,315,641

Fully diluted earnings per common share       $0.08        $0.14